Prudential Investment Portfolios, Inc. 16
Semi-Annual period ending 4-30-15
File No. 811-08915

SUB-ITEM 77-C
Submission of Matters to a Vote of Security Holders
Results of Proxy Voting (Unaudited)
At a special meeting of shareholders held on November 26, 2014, shareholders of Prudential Investment Portfolios 16, which is comprised of Prudential Defensive Equity Fund and Prudential Income Builder Fund approved the following proposal. Shareholders of both Funds voted together for purposes of the proposal.

Proposal:  To elect twelve Trustees:


                            SHARES VOTED    % VOTED   % OF T/O
ELLEN S. ALBERDING
   FOR                     15,187,450.989   98.375%   54.540%
   WITHHELD                   250,945.300    1.625%    0.901%
KEVIN J. BANNON
   FOR                     15,164,701.151   98.228%   54.459%
   WITHHELD                   273,695.138    1.772%    0.982%
LI NDA W. BYNOE
   FOR                     15,192,615.580   98.408%   54.559%
   WITHHELD                   245,780.709    1.592%    0.882%
KEITH F. HARTSTEIN
   FOR                     15,165,114.424   98.230%   54.460%
   WITHHELD                   273,281.865    1.770%    0.981%
MICHAEL S. HYLAND
   FOR                     15,145,801.546   98.105%   54.391%
   WITHHELD                   292,594.743    1.895%    1.050%
STEPHEN P. MUNN
   FOR                     15,158,448.225   98.187%   54.436%
   WITHHELD                   279,948.064    1.813%    1.005%
JAMES E. QUINN
   FOR                     15,172,914.113   98.281%   54.488%
   WITHHELD                   265,482.176    1.719%    0.953%
RICHARD A. REDEKER         15,144,841.498   98.099%   54.387%
   WITHHELD                   293,554.791    1.901%    1.054%
STEPHEN G. STONEBURN
   FOR                     15,138,379.548   98.057%   54.364%
   WITHHELD                   300,016.741    1.943%    1.077%
GRACE C. TORRES
   FOR                     15,185,459.877   98.362%   54.533%
   WITHHELD                   252,936.412    1.638%    0.908%
STUART S. PARKER
   FOR                     15,165,114.424   98.230%   54.460%
   WITHHELD                   273,281.865    1.770%    0.981%
SCOTT E. BENJAMIN
   FOR                     15,161,091.251   98.204%   54.446%
   WITHHELD                   277,305.038    1.796%    0.995%

The special meeting of shareholders of the Prudential Defensive
Equity Fund held on November 26, 2014, was adjourned to December
3, 2014, and further adjourned to December 10, 2014, and January
9, 2015 to permit further solicitation of proxies on the proposal noted below.

An abstention or a broker non-vote is considered present for purposes of determining a quorum but has the effect of a vote against such matters. At the special meeting of shareholders held on January 9, 2015, insufficient votes were obtained to approve the following proposal:

Proposal: To permit Prudential Investments LLC (PI) to enter into or make material changes to the Prudential Defensive Equity Fund's subadvisory agreements with subadvisers that are wholly-owned subsidiaries of PI or a sister company of PI (wholly-owned subadvisers) without shareholder approval.


                   SHARES VOTED     % OF VOTED     % OF TOTAL
FOR                2,053,224.460      20.222%        11.221%
AGAINST              260,052.108       2.562%         1.421%
ABSTAIN              186,034.478       1.832%         1.017%
BROKER NON-VOTE    7,654,123.453      75.384%        41.831%
TOTAL             10,153,434.499     100.000%        55.490%